EXHIBIT 99.1
2 Q Financial Report

Contact:	David W. Kiser Director of Investor Relations Columbia Sportswear Company (503) 985-4584
COLUMBIA SPORTSWEAR COMPANY
REPORTS SECOND QUARTER 2005 RESULTS
Highlights:
•	Global net sales increased to $186.2 million, an 8.8 percent increase over second quarter 2004 sales of $171.1 million.
•	Second quarter net income was $6.3 million, or $0.16 per diluted share, compared to $10.7 million, or $0.26 per diluted share, for the same period last year.
•	During the second quarter, approximately 2.6 million shares of common stock were repurchased at an aggregate purchase price of approximately $116.5 million.
•	Company reaffirms prior fiscal 2005 guidance of revenue growth of approximately 5 percent, and net income decline of 8 to 12 percent.
PORTLAND, Ore. — July 28, 2005 — Columbia Sportswear Company (Nasdaq: COLM), a global leader in the active outdoor apparel and footwear industries, today announced net sales of $186.2 million for the quarter ended June 30, 2005, an increase of 8.8 percent over net sales of $171.1 million for the same period of 2004. The Company reported net income for the second quarter of $6.3 million, a 41.1 percent decrease over net income of $10.7 million for the same period of 2004. Earnings per share for the second quarter of 2005 were $0.16 (diluted) on 39.3 million weighted average shares, compared to earnings per share of $0.26 (diluted) for the second quarter of 2004 on 41.1 million weighted average shares.
Compared to the second quarter of 2004, Other International sales increased 44.7 percent to $40.8 million, U.S. sales increased 4.2 percent to $110.3 million, European sales increased 3.7 percent to $25.4 million, and Canadian sales decreased 22.4 percent to $9.7 million for the second quarter of 2005.
Excluding changes in currency exchange rates, Other International sales increased 41.2 percent, European sales decreased 0.8 percent, and Canadian sales decreased 28.3 percent for the second quarter of 2005. Consolidated net sales for the second quarter of 2005 increased 7.1 percent, excluding changes in currency exchange rates, compared to the same period of last year.
For the second quarter of 2005, sportswear sales increased 13.3 percent to $102.4 million, footwear sales increased 11.7 percent to $34.3 million, accessories sales increased 3.0 percent to $6.8 million, equipment sales increased 3.8 percent to $2.7 million, and outerwear sales decreased 2.0 percent to $40.0 million compared to the second quarter of 2004.

Tim Boyle, Columbia’s president and chief executive officer, commented, “We have made significant long-term investments in distribution capacity, product design and sourcing infrastructure, and have increased advertising to strengthen our brands to support our long-term growth. These are essential investments and are competitive advantages that position us to remain a primary vendor in a consolidating retail landscape. During the second quarter, we significantly improved inventory levels going into the peak fall shipping season by increasing our shipments of closeout merchandise. These lower margin close-out sales, coupled with our long-term investments, are compressing operating margins in the near-term, but we believe these investments are essential to our long-term growth. ”
“Our strong financial position provides significant financial flexibility. Our board previously authorized an aggregate $200 million share repurchase program, and during the second quarter, we repurchased approximately 2.6 million shares for $116.5 million. To date, we have repurchased approximately 3.5 million shares for an aggregate purchase price of $164.1 million, with $35.9 million remaining under the program.”
“In reviewing the second quarter results, investors should be aware that the second quarter is our smallest revenue quarter of the year, as we conclude our spring product shipping season and begin shipping fall products late in the quarter. Due to the comparatively low revenue levels in the quarter, changes in shipments in any one channel, geography or category may be excessively pronounced and may not necessarily be indicative of future results,” continued Mr. Boyle.
Guidance
Mr. Boyle continued, “Based on our current outlook, we expect third quarter 2005 revenue to decline 3 to 4 percent, and net income to decline 12 to 14 percent, compared to the third quarter of 2004. For the full year 2005, we continue to maintain previously stated revenue and earnings guidance of net sales growth of approximately 5 percent, and net income decline of 8 to 12 percent when compared to 2004. These projections are forward-looking in nature, and are based on backlog and forecasts, which may change, perhaps significantly.”
The Company will host a conference call to elaborate on second quarter 2005 results on Thursday, July 28, 2005 at 5:00 p.m. Eastern. The call will include discussions regarding the Company’s second quarter 2005 performance in general, the Company’s geographic and merchandise category performance, and the Company’s future opportunities. To participate, please dial 800-851-3059 in the United States (outside the United States, please dial 706-679-8430) five to ten minutes prior to the call. The call will also be webcast live on the investor information section of the Company’s website at www.columbia.com. The webcast will be archived on the investor information section of the Company’s website until August 11, 2005.
Founded in 1938 in Portland, Ore., Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and the leading seller of skiwear in the United States, the Company has developed an international reputation for quality, performance, functionality and value. To learn more about Columbia Sportswear, please visit the Company’s website at www.columbia.com.

This press release contains forward-looking statements, including Mr. Boyle’s statements regarding anticipated revenues and earnings for the third quarter of 2005 and for the full year 2005 and growth in future periods. Actual results could differ materially from those projected in these and other forward-looking statements as a result of a number of risks and uncertainties, including those set forth in this press release, those described in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, under the heading “Factors That May Affect Our Business and the Price of Our Common Stock,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the Company, including reports on Form 8-K, Form 10-Q, and Form 10-K. Risk factors that may affect future revenues, earnings and growth include international risks, including trade disruptions, political instability in foreign markets, exchange rate fluctuations, and changes in quotas and tariffs or other duties; unfavorable economic conditions generally and weakness in consumer confidence; the financial health of Company customers; the Company’s ability to effectively deliver its products to customers in a timely manner despite potential service interruptions; the Company’s reliance on product acceptance by consumers; effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring, which affects demand for the Company’s products); dependence on independent manufacturers and suppliers; effectiveness of the Company’s sales and marketing efforts; intense competition in the industry (which the Company expects to increase); business disruptions and costs arising from disease outbreaks, acts of terrorism or military activities around the globe; effective implementation and expansion of the Company’s distribution facilities; operations of the Company’s and third party computer systems; and the Company’s ability to establish and protect its intellectual property. Although forward-looking statements help provide complete information about the Company, investors should keep in mind that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to changes in Company expectations.
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COLUMBIA SPORTSWEAR COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,
	2005	2004
Current Assets:
Cash and cash equivalents	$174,869	$109,890
Short-term investments	68,010	174,765
Accounts receivable, net	165,252	138,517
Inventories	215,937	209,388
Deferred tax asset	20,598	17,211
Prepaid expenses and other current assets	10,139	7,669

Total current assets	654,805	657,440

Property, plant and equipment, net	154,661	141,947
Intangibles and other assets	38,402	37,895

Total assets	$847,868	$837,282

Current Liabilities:
Accounts payable	$88,454	$88,545
Accrued liabilities	42,561	38,434
Income taxes payable	6,370	2,599
Current portion of long-term debt	7,206	4,582
Total current liabilities	144,591	134,160

Long-term debt and other liabilities	11,997	15,990
Deferred tax liability	9,649	8,495
Shareholders’ equity	681,631	678,637
Total liabilities and shareholders’ equity	$847,868	$837,282

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales	$186,231	$171,102	$431,937	$377,772
Cost of sales	112,678	97,871	251,141	210,658
Gross profit	73,553	73,231	180,796	167,114
	39.5%	42.8%	41.9%	44.2%

Selling, general, and administrative	66,119	58,327	142,910	122,856
Net licensing income	(907)	(781)	(1,623)	(1,478)

Income from operations	8,341	15,685	39,509	45,736
Interest (income) expense, net	(1,298)	(953)	(2,705)	(1,851)

Income before income tax	9,639	16,638	42,214	47,587
Income tax provision	3,326	5,906	14,564	16,893

Net income	$6,313	$10,732	$27,650	$30,694

Net income per share:
Basic	$0.16	$0.27	$0.70	$0.76
Diluted	0.16	0.26	0.69	0.75
Weighted average shares outstanding:
Basic	38,956	40,469	39,546	40,394
Diluted	39,329	41,148	39,987	41,056